FOR IMMEDIATE RELEASE
September 24, 2020

CONTACT:
Amy Randolph
217.365.4500
amy.randolph@busey.com

First Busey Corporation Names Sam Banks
to Board of Directors

Champaign, IL – First Busey Corporation (NASDAQ: BUSE) has announced the appointment of Samuel P. Banks as an independent director of the board of directors effective September 23, 2020. His appointment brings the board to 10 members. As a director of Busey Bank since 1994, Mr. Banks has extensive experience serving as a director of financial institutions.

Mr. Banks is Chief Executive Officer and Executive Director of Don Moyer Boys and Girls Club in Champaign, an agency devoted to improving and inspiring the lives of children since its founding in 1968. In mid-September 2020, Mr. Banks publicly announced intended plans to retire as executive director of the Don Moyer Boys and Girls Club in June 2021. Prior to joining the Boys and Girls Club in May 2012, he served as President and Chief Executive Officer of Glenwood Academy in the Chicago area and Cunningham Children’s Home in Urbana, Illinois; providing decades of leadership for two of the oldest and most notable child service organizations in Illinois.

Mr. Banks has established a distinguished career of working with children and families and has received regional and national recognition for program development and organizational achievement. His work on behalf of youth and families in the Champaign-Urbana area has positively impacted services to at-risk youth, raised scholarship funds for minority and low-income college students, enhanced youth mentoring services, improved outreach to minority youth through scouting, developed the Martin Luther King Day youth program, and more. A proven leader, Mr. Banks is an effective community collaborator and successful fundraiser, having been involved with charitable organizations for nearly 40 years.

Mr. Banks has a bachelor's degree from Quincy University and a master's degree from the University of Illinois-Chicago. He has held leadership roles for numerous corporate, professional and community organizations. Currently, Mr. Banks is an active mentor at local elementary schools and serves on the African American Advisory Group for the University of Illinois Urbana-Champaign Chancellor and the Champaign County Community Coalition.

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Corporate Profile
As of June 30, 2020, First Busey Corporation (Nasdaq: BUSE) was a $10.84 billion financial holding company headquartered in Champaign, Illinois.

Busey Bank, the wholly-owned bank subsidiary of First Busey Corporation, had total assets of $10.82 billion as of June 30, 2020 and is headquartered in Champaign, Illinois, with 61 banking centers serving Illinois, 13 banking centers serving Missouri, five banking centers serving southwest Florida and a banking center in Indianapolis, Indiana. Through Busey Bank’s Wealth Management division, the Company provides asset management, investment and fiduciary services to individuals, businesses and foundations.  As of June 30, 2020, assets under care were approximately $9.02 billion. Busey Bank owns a retail payment processing subsidiary, FirsTech, Inc., which processes approximately 27 million transactions per year using online bill payment, lockbox processing and walk-in payments at its 4,000 agent locations in 43 states. More information about FirsTech, Inc. can be found at firstechpayments.com.

Busey Bank was named among Forbes’ 2019 Best-In-State Banks—one of five in Illinois and 173 from across the country, equivalent to 2.8% of all U.S. banks. Best-In-State Banks are awarded for exceptional customer experiences as determined by a survey sample of 25,000+ banking customers who rated banks on trust, terms and conditions, branch services, digital services and financial advice.

For more information about us, visit busey.com.

CONTACTS:
Jeffrey Jones, CFO                           Amy Randolph, EVP & Chief of Staff
First Busey Corporation                                                                  First Busey Corporation
(217) 365-4500                       (217) 365-4500
jeff.jones@busey.com                                                                      amy.randolph@busey.com